Exhibit (j)

Consent of Independent Auditors.

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 22, 2007 accompanying the financial statements and financial highlights of FFTW Funds, Inc., (comprising U.S. Short-Term, Limited Duration, Mortgage-Backed, Worldwide, International, U.S. Inflation-Indexed and Global Inflation-Indexed Hedged Portfolios) appearing in the 2006 Annual Report to its shareholders for the year ended December 31, 2006 which are incorporated by reference in this Registration Statement on Form N-1A. We consent to the incorporation by reference in the Registration Statement of the aforementioned report. We also consent to the references to our firm under the headings "Financial Highlights Tables" in the Prospectus and “Independent Registered Public Accounting Firm" in the Statement of Additional Information in such Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York
April 30, 2007